                  KALEIDOSCOPE SPORTS AND ENTERTAINMENT L.L.C.
                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT



         THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") of KALEIDOSCOPE SPORTS AND ENTERTAINMENT L.L.C. ("Company") is made as of the 30th day of April, 1997 by and among THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation ("IPG"), 345 PAS SPORTS, INC., a New York corporation ("PAS"), and PEOPLE & PROPERTIES, INC. ("P&P"), a New York corporation.

                                    RECITALS:
                                    ---------

         WHEREAS, PAS and P&P have heretofore formed the Company by contributing certain assets used by them in the conduct of the sports and entertainment marketing, consulting, and production and diversity and event/presence marketing businesses in exchange for a one percent (1%) and ninety-nine percent (99%) Membership Interest, respectively, in the Company and have entered into an operating agreement (the "Original Agreement") with respect to the Company; and

         WHEREAS, IPG desires to purchase an a fifty-one percent (51%) Membership Interest from P&P and to be admitted as a Member of the Company with a fifty-one percent (51%) Percentage Interest, so that on the Closing Date IPG, PAS, and P&P shall be the sole Members of the Company, with IPG having a fifty-one percent (51%) Percentage Interest, PAS having a one percent (1%) Percentage Interest, and P&P having a forty-eight percent (48%) Percentage Interest; and

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         WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety so as to reflect the purchase of Membership Interests by IPG described in the immediately preceding recital and to further describe the affairs of the Company and the conduct of its business, which agreement is a limited liability company agreement within the meaning of Section 18-101(7) of the Delaware Limited Liability Company Act; and

         WHEREAS, all capitalized terms used in this preamble shall have the respective meanings set forth below;

         NOW, THEREFORE, each of the undersigned agrees as follows:

                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

         1.1 Definitions. As used herein, the following terms shall have the following respective meanings:

         "Act" means the Delaware Limited Liability Company Act, Delaware Code Annotated, Title 6, Chapter 18, as the same may be amended from time to time.

         "Additional Interests" has the meaning specified in Section 3, 5 hereof.

         "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of a relevant Taxable Year, after giving effect to the following adjustments:

         (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore

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pursuant to the penultimate sentences of Treasury Regulations ss.ss.
1.704-2(g)(1) or 1.704-2(i)(5); and

         (b) Debit to such Capital Account the items described in paragraphs
(4), (5) and (6) of Treasury Regulations ss. 1.704-1(b)(2)(ii)(d). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

         "Assets" has the meaning specified in Section 3.1(a) hereof.

         "Assignment and Assumption Agreement" has the meaning specified in
Section 3.1(b) hereof.

         "Balance Sheet Date" has the meaning specified in Section 9.2.

         "Bill of Sale" has the meaning specified in Section 3.1(b) hereof.

         "Board" or "Board of Directors" means the board of directors of the Company provided for in Section 6.1 hereof.

         "CEO" has the meaning specified in Section 6.2.

         "Capital Account" means the account of a Member that is maintained in accordance with the provisions of Section 4.1 hereof.

         "Claims" has the meaning specified in Section 9.3 hereof.

         "Closing Date" means the date as of which this Agreement is entered into.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any reference herein to specific sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

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         "Company Minimum Gain" means such amount as determined in accordance with the provisions of Treasury Regulations ss. 1.704-2(d).

         "Contract Year" means April 1 of one year through March 31 of the following year.

         "Depreciation" means, for each Taxable Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other period bears to such beginning adjusted tax basis. If any asset shall have a zero adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Board of Directors.

         "Director" means a natural person serving on the Board of Directors.

         "Distribution" means a distribution to the Members of cash or other assets of the Company, made from time to time in accordance with the provisions of this Agreement.

         "Downpayment" has the meaning specified in Section 3.4(a).

         "Encumbrance" means, with respect to a Membership Interest or any other asset, any mortgage, lien, pledge, charge, security interest, conditional sale agreement, financing statement or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset.

                  "ERISA" has the meaning specified in Section 9.2(f).

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         "Estimated Value" has the meaning specified in Section 3.3.

         "Final Option Payment" has the meaning specified in Section 3.5(d) hereof.

         "Final Payment" has the meaning specified in Section 3.4(d).

         "Financial Statements" has the meaning specified in Section 9.2.

         "Fiscal Year" means an annual accounting period ending December 31 of each year during the term of the Company; provided, however, that the last such Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first or final Fiscal Year (or any other Fiscal Year that is less than a full calendar year) to reflect that such period is less than a full calendar year period.

         "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

         (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the other Members, provided that the Gross Asset Values of the assets contributed to the Company pursuant to the Original Agreement and Section 3.3 hereof shall be as set forth in such Section 3.3;

         (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board of Directors, as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any

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new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations ss. 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

         (c) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations ss.1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (c) to the extent the Board of Directors determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (c); and

         (d) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (c), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

         "Gross Income" means the total sales of the Company from all sources, minus total direct costs paid to third parties in connection with services rendered by the Company to its clients.

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         "Intangibles" mean the Company's "section 197 intangibles," as that term is defined in Code Section 197(d) and the Treasury Regulations thereunder, as of the close of the Closing Date.

         "Involuntary Transfer" means the transfer of title to or beneficial ownership of a Membership Interest, or any portion thereof or interest therein, upon an insolvency, default, forfeiture, court order, an assignment for benefit of creditors or otherwise (but not by death or a voluntary decision of the transferor).

         "Liabilities" has the meaning specified in Section 3.1(a) hereof.

         "Management Services Fee" has the meaning specified in Article VIII.

         "Member" or "Members" means IPG, PAS and P&P, and any Person who becomes a Member in accordance with this Agreement.

         "Membership Interest" of a Member means such Member's full right, title and interest as a member in the Company.

         "Member Nonrecourse Debt" means such amount as determined in accordance with the provisions of Treasury Regulations ss. 1.704-2(b)(4).

         "Member Nonrecourse Debt Minimum Gain" means, with respect to each Member Nonrecourse Debt, such amount as determined in accordance with the provisions of Treasury Regulations ss.ss. 1.704-2(i)(2) and (3).

         "Member Nonrecourse Deductions" means such amount as determined in accordance with the provisions of Treasury Regulations ss. 1.704-2(i)(2).

         "Net After-Tax Income" of the Company for any Contract Year means the net income, before taxes and before any deduction for amortization of any intangible assets existing as of the date of the Original Agreement, of the Company for such Contract Year as agreed to by IPG, PAS, and P&P, determined in accordance with generally accepted accounting principles consistently applied, as calculated by the Company's accountants appointed pursuant to Section 6.9(a) (applying principles consistent with those reflected in the Company's audited financial statements), adjusted (i) to take into account an assumed income tax deduction in an amount equal to the combined federal, state and local income tax liability of the Members with respect to the taxable income of the Company for such Contract Year, calculated by multiplying the taxable income of the Company (before any deduction for amortization of any intangible assets existing as of the date of the Original Agreement) by an effective tax rate which assumes that all Members are located one hundred percent (100%) in New York City and pay income tax at the maximum applicable marginal combined federal, state and local tax rates for corporations, and (ii) to accrue for any actual Management Services Fee or incentive bonus reflected in the calculation of such net income, (x) a deemed accrual for the Management Services Fee contemplated by Article VIII for such Contract Year and (y) a deemed accrual for the minimum incentive bonus contemplated by Section 7.6 for such Contract Year.

         "Net Income" and "Net Losses" mean for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

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         (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be added to such taxable income or loss;

         (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations ss. 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

         (c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of;

         (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

         (e) Any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Net Income or Net Losses. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.3 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (d) of this definition.

         "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations ss. 1.704-2(b)(1).

         "Notice Date" has the meaning specified in Section 7.2(b).

         "Operating Profit" means the pre-tax profit of the Company before taking into account any deduction for incentive bonus payments but after deduction for the Management Services Fee.

         "Option Purchase Price" has the meaning specified in Section 3.5(d) hereof.

         "Percentage Interest", as to any Member, means such Member's "Percentage Interest" reflected on Schedule 2.7, as the same may be adjusted in accordance with this Agreement.

         "Person" means any natural person, corporation (stock or nonstock), limited liability company, limited partnership, general partnership, joint stock company, joint venture, association (profit or nonprofit), company, estate, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

         "Purchase Price" has the meaning specified in Section 3.4(d).

         "Purchasing Parties", in connection with a Third Party Offer or Involuntary Transfer, means all Members opting, pursuant to Section 7.2 hereof, to exercise their right of first refusal with respect to the Sale Interest subject to such Third Party Offer or Involuntary Transfer.

         "Sale Interest" means any Membership Interest that is subject to a Third Party Offer or Involuntary Transfer.

         "Second Downpayment" has the meaning specified in Section 3.5(a) hereof.

         "Second Option Payment" has the meaning specified in Section 3.5(b) hereof.

         "Second Payment" has the meaning specified in Section 3.4(b).

         "Selling Party" means a holder of a Sale Interest.

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         "Subsequent Closing Date" has the meaning specified in Section 3.5 hereof.

         "Tag-Along Notice" has the meaning specified in Section 7.3(b) hereof.

         "Tag-Along Right" has the meaning specified in Section 7.3(a) hereof.

         "Tax Matters Partner" has the meaning specified in Section 5.3 hereof.

         "Taxable Year" of the Company shall be the Fiscal Year.

         "Term" has the meaning specified in Section 2.8 hereof.

         "Third Option Payment" has the meaning specified in Section 3.5(c) hereof.

         "Third Party Offer" means the receipt by a Member of a bona fide, written offer from a third party that would be considered financially responsible by a reasonably prudent seller to purchase all or any portion of such Member's Membership Interest, which offer such Member intends to accept.

         "Third Payment" has the meaning specified in Section 3.4(c).

         "Treasury Regulations" means regulations adopted by the Treasury Department of the United States governing application and enforcement of the Code. Any reference to a section or provision of the Treasury Regulations shall be deemed to refer also to such section or provision as amended or superseded.

                                   ARTICLE II
                                   ----------

                                   THE COMPANY
                                   -----------

         2.1 Purpose. The purpose of the Company shall be to engage in the business of sports and entertainment marketing, consulting, and production, and diversity and event/presence marketing and, to the extent approved pursuant to
Section 6.5(m) hereof from
time to time, in any other lawful business that may be engaged in by a limited liability company organized under the Act.

                  2.2      Principal Office; Registered Office.

         (a) The address of the principal business office of the Company is 345 Park Avenue South, New York, New York 10010.

         (b) The registered office of the Company in the State of Delaware is located at 1013 Centre Road, Wilmington, Delaware 19805, and the registered agent at such office is Corporation Service Company.

         2.3 Changes in Registered Office, etc. The Board of Directors may make such changes in the registered office, registered agent and principal office as they may deem necessary or advisable, and shall give notice to all Members promptly following any such change. The Company may maintain such other or additional business offices at such other place or places as the Board of Directors may, subject to this Agreement, from time to time deem advisable.

         2.4 Maintenance. The Board of Directors shall cause to be filed promptly all certificates, amendments or other instruments as required by law to maintain the Company in good standing as a limited liability company in all jurisdictions in which it conducts business, including as required to comply with any fictitious name statutes.

         2.5 Authority and Powers. The Company is authorized and empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Company, including all acts and things permitted under the Act and this Agreement.

         2.6 Juridical Existence, Properties, etc. The Company shall maintain, preserve, and keep in full force and effect its limited liability company existence and all rights, franchises, licenses and permits necessary to the proper conduct of its business, and the ownership, leasing, or operation of its properties which, if not so maintained, could reasonably be expected to have a material adverse effect on the Company, and to take all action which may be reasonably required to obtain, preserve, renew and extend all material licenses, permits, authorizations, trade names, trademarks, service names, service marks, copyrights and patents which are necessary for the continuance of the operation of any such property by the Company.

         2.7 Members. The name and business or residence address of each Member of the Company are as set forth on Schedule 2.7 attached hereto, as the same may be amended from time to time.

         2.8 Term. The Company's existence shall be perpetual unless earlier dissolved and terminated in accordance with the Act and this Agreement.

                                   ARTICLE III
                                   -----------

                      CAPITAL CONTRIBUTIONS; ASSET PURCHASE
                      -------------------------------------

         3.1 PAS and P&P Capital Contributions. (a) Pursuant to the Original Agreement, each of PAS and P&P conveyed, transferred, and assigned to the Company all of its right, title, and interest in and to the properties and assets listed on Schedule 3.1 hereto (the "Assets"), which Assets constitute all of the properties and assets used exclusively in operating the sports and entertainment marketing, consulting, and production and diversity and event/presence marketing businesses conducted by them other than the excluded assets listed on

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Schedule 3.1 (the "Excluded Assets"), subject only to the liabilities set forth on Schedule 3.1 attached hereto (the "Liabilities").

         (b) In order to evidence the conveyance, transfers and assignments and the assumption of liabilities contemplated by the Original Agreement, PAS and P&P have each executed and delivered a bill of sale with respect to the Assets conveyed, transferred and assigned to the Company by it substantially in the form of Exhibit A to the Original Agreement (the "Bill of Sale") and PAS and P&P, on the one hand, and the Company, on the other, have executed an assignment and assumption agreement with respect to the Liabilities assigned to the Company by PAS and P&P, respectively, and assumed by the Company substantially in the form of Exhibit B to the Original Agreement (the "Assignment and Assumption Agreement"). PAS and P&P will execute and deliver from time to time, at the request of the Company, all such further instruments of conveyance, transfer and assignment and such further assurances as may reasonably be required to vest in and confirm to the Company full and complete title to, and the right to use and enjoy, the Assets or otherwise to carry out the purpose and intent of this Agreement. From time to time the Company will execute and deliver such further instruments and documents as PAS or P&P may reasonably request to cause the Company to assume the Liabilities or otherwise carry out the purposes and intent of this Agreement.

         3.2 IPG Interest. On the Closing Date IPG shall purchase a fifty-one percent (51%) Membership Interest from P&P, and IPG shall be admitted as a Member with a Membership Interest comprising a fifty-one percent (51%) Percentage Interest (the "IPG Interest"). The aggregate purchase price payable by IPG for the IPG Interest (the "Purchase Price") shall be paid in accordance with Section 3.4.

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         3.3 Opening Capital Account Balances. The purchase by IPG of the IPG
Interest causes a deemed termination of the Company under Section 708(b)(1)(B) of the Code. The opening Capital Account balances of the Members under Section
4.1 hereof following the subsequent reformation of the Company under such section shall equal the fair market values of the respective Assets deemed contributed by the Members on such reformation (net of the Liabilities to which such Assets are deemed subject), determined as follows: for IPG, such Capital Account shall equal the Purchase Price paid by it for the IPG Interest; and for PAS and P&P, such Capital Accounts shall in the aggregate equal forty-nine percent (49%) of the number derived by dividing the Purchase Price by fifty-one percent (51%), and shall be allocated sixty-nine and three hundred and eighty-eight thousandths percent ( 2.041%) to PAS and thirty and six hundred and twelve thousandths percent (97.959%) to P&P. The initial Capital Account balances of the Members shall be based on the fair market values of the Assets deemed contributed by the Members, for this purpose based on an estimated fair market value of Eight Million Dollars ($8,000,000) (the "Estimated Value"), and such initial Capital Account balances shall be: (i) apportioned fifty-one percent (51%) to IPG and forty-nine percent (49%) to PAS and P&P collectively (and, between them, in accordance with the above proportional percentages), and
(ii) adjusted retroactively (utilizing such apportionment percentages) to reflect the actual Purchase Price at the time it is computed under Section 3.4(d); provided, however, that the Members may, by mutual agreement, revise the Estimated Value prior to the computation of the actual Purchase Price in order to more accurately reflect the Members' estimate of the actual Purchase Price and to reduce the amount of the adjustment to be made to reflect the actual Purchase Price.

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         3.4 Payment of Purchase Price. In consideration for the purchase by IPG pursuant to Section 3.2 hereof of a fifty-one percent (51%) Membership Interest from P&P, IPG shall pay to P&P the following amounts:

         (a) On the Closing Date an amount equal to Two Million Two Hundred Thousand Dollars ($2,200,000) (the "Downpayment") in immediately available funds.

         (b) On June 1, 1998 an amount equal to seventy percent (70%) of the excess, if any, of fifty-one percent (51%) of seven (7) times the Net After-Tax Income of the Company for the Contract Year 1998 over the Downpayment (the "Second Payment") in immediately available funds.

         (c) On June 1, 1999 an amount equal to eighty-five percent (85%) of the excess, if any, of fifty-one percent (51%) of seven (7) times the average Net After-Tax Income of the Company for the Contract Years 1998 and 1999 over the sum of the Downpayment and the Second Payment (the "Third Payment") in immediately available funds.

         (d) On June 1, 2000 an amount equal to the excess, if any, of fifty-one percent (51%) of seven (7) times the average Net After-Tax Income of the Company for the Contract Years 1998, 1999 and 2000 over the sum of the Downpayment, the Second Payment and the Third Payment (the "Final Payment," and, together with the Downpayment, the Second Payment, and the Third Payment, the "Purchase Price") in immediately available funds.

         3.5 Purchase of Additional IPG Interests. IPG shall have an option to acquire all, but not less than all, of the remaining forty-nine percent (49%) Membership Interests from PAS and P&P ("Additional Interests") in accordance with the provisions of this Section 3.5. IPG may elect to acquire the Additional Interests, no later than one (1) year following the

Closing Date (including, without limitation, upon the occurrence of a Third Party Offer or Involuntary Transfer, as contemplated by Section 7.2, prior to the expiration of such one-year period) by providing each of PAS and P&P with written notice of its intention to exercise its option to acquire the Additional Interests. The closing of the sale of the Additional Interests (the "Subsequent Closing Date") shall take place not later than sixty (60) days following the date of such notice. In consideration for the purchase by IPG of such interests, IPG shall pay to PAS and P&P, in proportion to their respective Membership Interests in the Company, the following amounts:

         (a) On the Subsequent Closing Date an amount equal to One Million Nine Hundred Thousand Dollars ($1,900,000) (the "Second Downpayment") in immediately available funds.

         (b) On June 1, 1998 an amount equal to seventy percent ( 70%) of the excess, if any, of forty-nine percent (49%) of eight (8) times the Net After-Tax Income of the Company for the Contract Year 1998 over the Second Downpayment (the "Second Option Payment") in immediately available funds.

         (c) On June 1, 1999 an amount equal to eighty-five percent (85%) of the excess, if any, of forty-nine percent (49%) of eight (8) times the average Net After-Tax Income of the Company for the Contract Years 1998 and 1999 over the sum of the Second Downpayment and the Second Option Payment (the "Third Option Payment") in immediately available funds.

         (d) On June 1, 2000 an amount equal to the excess, if any, of forty-nine percent (49%) of eight (8) times the average Net After-Tax Income of the Company for the

Contract Years 1998, 1999 and 2000 over the sum of the Second Downpayment, the Second Option Payment and the Third Option Payment (the "Final Option Payment", and, together with the Second Downpayment, the Second Option Payment, the Third Option Payment the "Option Purchase Price") in immediately available funds.

         In the event that IPG exercises its option pursuant to this Section 3.5, the provisions of Section 6.1, 6.2, 6.3, 6.5, 6.6, 6.9 and 13.1 shall remain in effect through the date of payment of the Final Option Payment as if PAS and P&P remained Members through such date.

         3.6 No Additional Membership Interests. Except as otherwise specifically provided in this Agreement, the Company shall not accept additional contributions to its capital or issue any additional Membership Interests without the prior written consent of each and every Member.

         3.7 Terms of Membership Interests. The Membership Interests are ordinary membership interests of one class, without series, and shall be equal in all respects and have identical rights and preferences, except as otherwise expressly provided in this Agreement.

                                   ARTICLE IV

                          ALLOCATIONS AND DISTRIBUTIONS

         4.1 Capital Accounts. (a) A capital account (each, a "Capital Account") shall be established on the books of the Company for each Member in accordance with the provisions of Treasury Regulations ss. 1.704-1(b). Without limiting the foregoing, each Member's Capital Account shall be increased by: (i) the amount of cash contributed by such Member, (ii) the value of any non-cash assets contributed by such Member, as fixed by agreement at the time of contribution, less the amount of any liabilities assumed by the Company incidental to such contribution or to which the contributed assets are subject,
(iii) such Member's share of the Net Income, as allocated in this Article IV, and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 4.3 hereof, and (iv) the amount of any Company liabilities that are assumed by such Member (other than liabilities that are secured by any Company property distributed to such Member). Each Member's Capital Account shall be decreased by: (i) the amount of cash and the fair market value of any Company property distributed by the Company to such Member (net of liabilities secured by any distributed property that such Member is considered to assume or take subject to), (ii) such Member's share of the Net Losses, as allocated in this Article IV, and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 4.3 hereof, and (iii) the amount of any liabilities of such Member that are assumed by the Company (other than liabilities that are secured by any property contributed by such Member to the Company). If non-cash Company assets are distributed in kind, Capital Accounts shall be adjusted as if the assets had been sold for fair market value on the date of Distribution.

         (b) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor (to the extent related to the transferred interest).

         (c) In the event the Gross Asset Values of the Company assets are adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the Capital Accounts of the Members shall be adjusted simultaneously to reflect the manner in which unrealized income, gain, loss, and deduction inherent in the Company property (that has not been previously reflected in the Members' Capital Accounts) would be allocated pursuant to this
Article IV if there were a disposition of such property at fair market value.

         (d) The foregoing provisions of this Section 4.1 are intended to comply with Treasury Regulations ss.ss. 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent therewith.

         4.2 Allocation of Net Income and Net Losses. All Net Income and Net Losses shall be allocated between the Members in proportion to their respective Percentage Interests.

         4.3 Special Allocations. The following special allocations shall be made in the following order:

         (a) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during a Taxable Year, each Member will be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations ss. 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations ss.ss. 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the "minimum gain chargeback" provisions of Treasury Regulations ss. 1.704-2(f) and shall be interpreted consistently therewith.

         (b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt

Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations ss. 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent years) in an amount equal such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations ss. 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations ss.ss. 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations ss. 1.704-2(i)(4) and shall be interpreted consistently therewith.

         (c) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in clauses (4), (5) or (6) of Treasury Regulations ss. 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(c) were not in the Agreement. This Section 4.3(c) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations ss. 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

         (d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations ss. 1.704-2(i)(1).

         (e) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year shall be specifically allocated among the Members in proportion to their Percentage Interests.

         (f) Curative Allocations. The allocations set forth in Sections 4.3(a),
(b), (c), (d), and (e) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.3(f). Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.2. In exercising its discretion under this
Section 4.3(f), the Board of Directors shall take into account future Regulatory Allocations under Section 4.3(a) and (b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(d) and
(e).

         4.4 Other Allocation Rules. (a) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise specifically provided for shall be divided among the Members for tax purposes in the same proportions as they share Net Income or Net Losses, as the case may be, for the period of such allocation.

         (b) The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income and loss for income tax purposes. It is the intent of the Members that each Member's share of Net Income, Net Loss, income, gain, expense, deduction, and tax credits of the Company shall be determined and allocated for income tax purposes in accordance with this Article IV to the fullest extent permitted by the Code.

         (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulations ss. 1.752-3(a)(3), the Members' interests in Company profits equals their Percentage Interests.

         4.5 Tax Allocations: Code Section 704(c). (a) In accordance with Code
Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value in accordance with any method permitted by Treasury Regulations ss. 1.704-3 that is selected by the Tax Matters Partner, provided, however, that in no event will IPG be allocated tax amortization on the Intangibles (or similar items through curative or remedial allocations) under this Section 4.5(a) in excess of the actual tax amortization available to the Company attributable to IPG's share of the Company's adjusted basis in the Intangibles (exclusive of the Section 743(b) increase described below) plus the increase in the basis of the Intangibles under Code Section 743(b) in connection with IPG's purchase of its Membership Interest (as set forth in Section 3.2 hereof).

         (b) In the event the Gross Asset Value of any Company property is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

         (c) In applying Code Sections 197, 704(c) and 743(b) with respect to allocations of Depreciation and tax amortization deductions attributable to the Intangibles, the Members agree as follows:

                  (1) Any tax amortization deductions under Code Section 197 attributable to an increase in the basis of Intangibles under Code Section 743(b) in connection with IPG's purchase of its Membership Interest (as set forth in Section 3.2 hereof) shall be allocated solely to IPG, and

                  (2) To the extent that the Intangibles also give rise to Depreciation (including Depreciation attributable to the excess of the Gross Asset Value of the Intangibles over the tax basis of such Intangibles as of the Closing Date), the Company shall allocate such Depreciation among the Members as provided in Section 4.2 or 4.3 and, to the extent permitted under Code Sections 197 and 704(c), shall apply Code Section 704(c) in such a manner that IPG will be allocated tax amortization deductions with respect to such Intangibles (or similar items through curative or remedial allocations under Treasury Regulation ss. 1.704-3) equal to the amount of Depreciation allocated to IPG with respect to such Intangibles, provided, however, that in no event will IPG be allocated tax amortization on the Intangibles (or similar items through curative or remedial allocations) under this
         Section 4.5(c)(2) in excess of the actual tax amortization available to the Company attributable to IPG's share of the Company's adjusted basis in the Intangibles (exclusive of the Section 743(b) increase described below) plus the increase in the basis of the Intangibles under Code
         Section 743(b) in connection with IPG's purchase of its Membership Interest (as set forth in Section 3.2 hereof).

         4.6 No Right to Priority or Interest. Except as otherwise expressly provided in this Agreement, or as required to comply with the Code and Treasury Regulations, no Member shall have priority over any other Member as to any allocations, Distributions, or return of all or any part of its Capital Contributions. No interest shall be paid by the Company on capital contributions or on balances in Members' Capital Accounts.

         4.7 Operating Distributions.

         (a) Any Distributions authorized by the Members, other than liquidating distributions made pursuant to Section 4.8 hereof, shall be distributed among the Members in accordance with their Percentage Interests.

         (b) The Company shall distribute quarterly, not later than forty-five
(45) days after the close of each fiscal quarter, all cash receipts remaining after the payment of or provision for all current expenses and current liabilities of the Company and after the provision of a working capital and capital expenditure reserve and a debt repayment reserve, all as reasonably determined by the Board.

         4.8 Liquidating Distributions. If the Company is dissolved pursuant to
Article XII, the Company shall be wound up and terminated as provided by the Act. All tangible and intangible property of the Company, including money, remaining after the discharge of the debts, obligations, and liabilities of the Company (including any loans made by Members) shall be distributed to the Members as follows:

         (a) To the Members in proportion to, and to the extent of, the positive balances in their Capital Accounts (as adjusted to reflect all Company operations up to and including the liquidation of the Company and any adjustment required by the ultimate sentence of Section 4.1(a) upon the distribution of non-cash Company property); and, thereafter

         (b) To the Members in accordance with their Percentage Interests.

         4.9 Additional Capital Contributions. No Member shall have any obligation to make additional capital contributions not set forth in this
Article IV to the Company or to fund, advance, or lend monies that may be necessary to pay deficits, if any, incurred by the Company during the term hereof. Additional capital contributions shall be made only upon the unanimous consent of the Members and then only in proportion to their respective Percentage Interests. Members may make loans to the Company from time to time, as authorized by the Board. Any payment or transfer accepted by the Company from a Member which is not a capital contribution shall be deemed a loan and shall neither be treated as a contribution to the capital of the Company for any purpose hereunder, nor entitle such Member (as such) to any increase in such Member's Percentage Interest or voting interest. Any such loan shall be repaid at such times and with such interest (at rates not to exceed the maximum permitted by law) as the Board and the lending Member shall reasonably agree.

         4.10 Adjustment of Percentage Interests. Upon any sale or assignment of all or a portion of a Membership Interest in accordance with the provisions of this Agreement, the Percentage Interest of the assignor shall be reduced in proportion to the Percentage Interest so assigned, the assignee thereof shall be credited therewith, and Schedule 2.7 shall be appropriately revised to reflect the foregoing.


                                    ARTICLE V

                                   TAX MATTERS

         5.1 Tax Characterization and Returns. The Members anticipate that the Company will be treated as a partnership for federal and state income tax purposes, and agree to take all actions necessary to assure such treatment. Within ninety (90) days after the end of each Taxable Year, the Company will deliver to each person who was a Member or assignee of a Membership Interest at any time during such Taxable Year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal or state income tax (or information) returns, including a statement showing each such person's share of income, gain or loss and credits for such Taxable Year for federal or state income tax purposes. To the extent that the treatment of any item or transaction is set forth in this Agreement, the Members agree to report such items or transactions on their respective tax returns in a manner consistent with the treatment set forth in this Agreement.

         5.2 Accounting and Tax Decisions. Except as otherwise provided herein, all decisions as to accounting matters shall be made by the Board. The Board by its unanimous consent may make or revoke such elections as may be allowed pursuant to the Code, including the election referred to in Section 754 of the Code, to adjust the basis of Company property.

         5.3 Tax Matters Partner. IPG shall act on behalf of the Company as the "tax matters partner" within the meaning of Section 6231(a)(7) of the Code ("Tax Matters Partner"), without additional compensation. In addition to all powers specifically granted to a Tax Matters Partner under the Code, the Tax Matters Partner shall have all powers, not inconsistent with the terms of this Agreement, needed to perform its duties under the Code and applicable regulations. The Tax Matters Partner shall be entitled to reimbursement from the Company for all necessary and reasonable out-of-pocket expenses incurred in performing its duties as Tax Matters Partner. The Tax Matters Partner shall notify each Member of any proposed action to be taken by it in such capacity, and shall advise and consult with the Members from time to time of the status of tax-related investigations, proceedings and negotiations with governmental authorities. The Tax Matters Partner shall give all other Members at least thirty (30) days' prior written notice of any significant action to be taken by it in its capacity as Tax Matters Partner.

                                   ARTICLE VI
                                   ----------

                                   MANAGEMENT
                                   ----------

         6.1 Management; Board of Directors.

         (a) The Members hereby delegate their respective rights and powers to manage and control the business and affairs of the Company to the Board of Directors.

         (b) Commencing the Closing Date, the Board shall consist of three (3) Directors, of which two (2) shall be designated by IPG (initially, Norman Holtz and Barry Linsky), and one (1) of which shall be designated by PAS and P&P collectively (initially, Ray Volpe). PAS and P&P acting collectively, on the one hand, and IPG, on the other hand, shall each have the right to cause the removal and replacement of any Director appointed by them or it, in their or its sole discretion. All power and authority of the Board shall be subject to IPG's Standard Policies and Procedures in effect from time to time, except as otherwise provided in this Agreement, and except as the Board may otherwise determine from time to time in good faith.

         (c) Except as otherwise provided herein, the affirmative vote of two
(2) Directors shall be required for any matter requiring the consent or approval of the Board.

         (d) Any Director shall have the authority to call a meeting of the Board of Directors, and each such meeting shall be called upon not less than five (5) days' written notice to all Directors. A Director may be present at a meeting of the Board of Directors by telephone or in person.

         (e) Directors shall receive no compensation for acting as Directors of the Company.

         6.2 Chief Executive Officer. Ray Volpe ("Volpe") shall be employed by the Company as its Chief Executive Officer (the "Chief Executive Officer" or "CEO") with such responsibilities and duties as are customarily performed by a person in a similar position in a business of a similar nature to that of the Company, subject at all times: (a) to the consent of the

Members and/or the Board of Directors whenever required by this Agreement or applicable law, (b) to the terms of the employment agreement between Volpe and the Company, and (c) to the general policies of IPG, to the extent not inconsistent with this Agreement. The Company may cause to be appointed additional officers upon the unanimous approval of the Members.

         6.3 Management by Members. The Members may, by written action signed by each and every Member, take any action otherwise within the authority of the Board of Directors. All actions taken by the Board of Directors shall be understood to be attributable to the authority of the Members in their capacity as Members provided that the actions contemplated by items (a), (b) and (c) of
Section 6.5 and Section 6.6 below shall require the vote of the Members.

         6.4 Guarantees. On the Closing Date, IPG will arrange for and keep in effect a revolving line of credit for the Company in the amount of One Million Dollars ($1,000,000), bearing interest at the rate of interest publicly announced by Chase Manhattan Bank or its successor as its prime rate, as in effect from time to time. Any indebtedness of the Company above this amount that is required to be guaranteed by the Members shall be guaranteed by the Members proportionate to their Membership Interest.

         6.5 Member Approval Required. Notwithstanding anything in this Agreement to the contrary, and in addition to any other restrictions contained herein, from and after the Closing Date the prior written consent of each and every Member shall be required for any action within the scope of any of the following, and the CEO shall not take such action until the required consent has been obtained:

         (a) The sale of all or substantially all of the assets of the Company;

         (b) Any merger or consolidation to which the Company is a party;

         (c) The issuance of any additional Membership Interests or the admission of any new Member except as otherwise specifically provided herein;

         (d) The payment of any Distribution other than as provided in Section 4.7(b) of this Agreement;

         (e) Any amendment to the certificate of formation of the Company;

         (f) The acquisition of the assets of, or any stock, partnership or membership interests or other equity, debt or convertible debt interests in, any other Person (excluding publicly tradeable securities held by the Company in the ordinary course of business and the acquisition by the Company of equipment, inventory, supplies and other assets in the ordinary course of business);

         (g) Any redemption of all or any portion of any Membership Interest except as otherwise specifically provided in this Agreement;

         (h) Granting an Encumbrance in any assets of the Company, other than purchase money security interests granted with respect to the acquisition of equipment in the ordinary course of business;

         (i) Incurring any indebtedness for borrowed money greater than Fifty Thousand Dollars ($50,000) in the aggregate, other than drawdowns under the line of credit established pursuant to Section 6.4 hereof to pay agreed budgeted expenses;

         (j) Incurring or assuming any obligation or liability, or entering into any binding commitment to incur or assume any obligation or liability, other than in the ordinary course of business;

         (k) Entering into any contract or commitment for the purchase of material, supplies or equipment involving a payment or series of payments in excess of Fifty Thousand Dollars ($50,000) or that continue for a period greater than six months, other than:

         (i) equipment leases or purchase agreements entered into in the ordinary course involving payments of less than Ten Thousand Dollars ($10,000) per lease per year, and

         (ii) purchases on behalf of clients for which the Company has a right of reimbursement from such client;

         (l) Making any loan to, or acting as guarantor or surety for, any Member, Director, officer or employee of the Company;

         (m) Engaging in any business other than the sports and entertainment marketing, consulting, and production and diversity and event/presence marketing business and businesses reasonably related thereto (including the business conducted by PAS and P&P immediately prior to the formation of the Company pursuant to the Original Agreement);

         (n) Expanding the Company's business outside the United States; and

         (o) Causing the Company to guarantee the indebtedness of any other Person.

         6.6 Increase in Operating Expenses. The members intend that, during the first three Contract Years, the overhead and operating expenses of the Company (before the incentive bonus provided for by Section 7.6 hereof) will not increase significantly relative to revenue over those experienced while the Company's business was conducted by P&P. In no event may the overhead and operating expenses of the Company (other than such incentive bonus) for any Contract Year exceed such items for the immediately preceding Contract Year (or, for the first

Contract Year, as set forth in the budget attached hereto as a part of Schedule 6.8) by more than 25% without the prior written consent of each and every Member, except where such increase is proportionate to an increase in the Company's revenues.

         6.7 IPG Discretionary Actions. From and after the Closing Date, IPG shall have the authority to direct the Company to do any one or more of the following, and the Company shall comply with any such direction:

         (a) Resign any active account (other than any account with General Motors Corporation or any affiliate thereof) that in the reasonable judgment of IPG represents a substantial conflict with a material client of IPG. In the event of any such required resignation, and only for purposes of calculating the Purchase Price, the Company shall be credited with an appropriate amount reflecting the profit which would have been generated from such client with respect to such account had the Company not resigned its account with such client, as agreed by the Members in good faith, which amount shall be mitigated by any revenues generated from other accounts resulting from the engagement of those Company staff members who would have been servicing the account in question had the Company not resigned from such account; and

         (b) Generally comply with IPG's Standard Policies and Procedures as in effect from time to time, including procedures concerning new business clearance, except as otherwise inconsistent with this Agreement.

         6.8 Disposition of Unwanted Activities. In the event any project or other activity developed or conducted, or proposed to be developed or conducted, by the Company is required pursuant to any action taken pursuant to this Article VI (or pursuant to a failure to gain any appropriate approval required by this Article VI) to be abandoned, resigned, or disposed of by the Company, the Company and the Members shall use commercially reasonable efforts to attempt to find an appropriate Person to purchase the rights to such project or activity so as to maximize the return to the Company upon such abandonment, resignation, or disposition.

         6.9 Annual Audit; Quarterly Information.

         (a) The Company shall furnish to each Member as soon as practicable after the end of each Fiscal Year, and in any event within twenty-one (21) days thereafter, unaudited Statements and within sixty (60) days thereafter, audited statements, in each case setting forth a balance sheet of the Company as of the end of such Fiscal Year, and a statement of income and statement of cash flows of the Company for such Fiscal Year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures included in the Company's operating plan then in effect and approved by the Board of Directors, all in reasonable detail and, except for the figures included in the Company's operating plan, in the case of the audited statements audited by an independent certified public accounting firm of national reputation, as the Members shall agree. The costs of such audit shall be borne by the Company.

         (b) The Company shall furnish to each Member as soon as practicable after the end of each fiscal quarter, and in any event within fifteen (15) days thereafter, a balance sheet of the Company as of the end of such quarter, and a cash flow statement and statement of income for such quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the principal financial or accounting officer of the Company, together with a comparison of such statements to the Company's operating plan then in effect and approved by its Board of Directors. The costs of preparing such reports shall be borne by the Company.

         (c) The Company shall furnish to each Member budgets and updates in the manner and on the dates as prescribed by IPG policies. The proposed budget for the Company for the first Contract Year, as well as expense and sub-lease allocations, are attached hereto as Schedule 6.9. The costs of such reports shall be borne by the Company and shall follow IPG's budgeting procedures and guidelines contained in IPG's policies.

         6.10 Custody of Funds.

         (a) The Members shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in their immediate possession or control. The Company's funds shall not be commingled with the funds of any other Person and the Members shall not use, or permit use of, the Company's funds in any manner except for the benefit of the Company.

         (b) All funds of the Company not otherwise invested shall be deposited in one or more accounts maintained in such federally insured financial institutions as the Board may deem appropriate, and withdrawals shall be made only in the regular course of Company business on such signatures as the Members may deem appropriate; provided, however, that any check in the amount of twenty-five thousand dollars ($25,000) or more shall require two signatures, one of which shall be of a designee appointed jointly by PAS and P&P and the other of which shall be an IPG designee's.

                                   ARTICLE VII
                                   -----------

                      TRANSFER OF INTERESTS: INCENTIVE PLAN
                      -------------------------------------

         7.1 Restriction on Transfer of Interests. No Membership Interest, nor any portion thereof or interest therein, shall be sold, assigned, conveyed, pledged, mortgaged, hypothecated or otherwise transferred without the prior written consent of each and every Member, except as otherwise specifically provided in this Article VII or in Section 3.5.

         7.2      Right of First Refusal Upon a Third
                  Party Offer or Involuntary Transfer.
                  -----------------------------------

         (a) Basic Terms. Subject to IPG's rights under Section 3.5, upon the occurrence of a Third Party Offer or Involuntary Transfer, each Member shall have a right of first refusal to purchase the Percentage Interest subject thereto in accordance with the provisions of this Section 7.2. The price and terms of any such purchase shall be (i) in the case of a Third Party Offer, the price and terms contained in the Third Party Offer, or (ii) in the case of an Involuntary Transfer, the book value of the Company determined in accordance with generally accepted accounting principles consistently applied, multiplied by the Percentage Interest of the Sale Interest, payable in the manner provided in paragraph (g) of this Section 7.2.

         (b) Notice of Triggering Events. Upon the occurrence of a Third Party Offer, the Selling Party shall deliver notice thereof to each of the other Members and the Company, including with such notice the identity of the party making the Third Party Offer and a copy of such written offer containing all of the terms and conditions thereof. Upon the occurrence of an Involuntary Transfer, the Selling Party or the transferee thereof shall give notice of such transfer to each of the other Members and the Company. For the purposes of this
Section 7.2, "Notice

Date" means the date upon which a notice required to be given pursuant to this paragraph (b) is given to the last party entitled to be so notified.

         (c) Exercise of Right of First Refusal. A Member that desires to exercise its right of first refusal pursuant to this Section 7.2 shall do so by delivering to the Selling Party, the Company and each of the other Members, prior to the 60th day following the Notice Date, written notice of exercise specifying the amount of the Sale Interest to be purchased by it.

         (d) Purchase and Closing. In the event the Purchasing Parties, in the aggregate, elect to purchase all (but not less than all) of the Sale Interest, the Purchasing Parties shall purchase from the Selling Party (or its transferee in the case of an Involuntary Transfer), and the Selling Party (or such transferee) shall sell to the Purchasing Parties, the Sale Interest at the price and on the terms determined in accordance with paragraph (a) of this Section
7.2. The closing of any such purchase shall occur at a time and place acceptable to all Purchasing Parties and the Selling Party or, if such parties are not able to agree upon a time and place, at a time and place specified by the Board of Directors of the Company.

         (e) Allocation Among Purchasing Parties. In the event the Purchasing Parties, in the aggregate, elect to purchase more than all of the Sale Interest, the Sale Interest shall be divided among the Purchasing Parties pro rata in accordance with the percentages of the Sale Interest specified by the Purchasing Parties to be purchased by them in their notices delivered pursuant to Section 7.2(c).

         (f) Election Not to Purchase. Unless the Purchasing Parties, in the aggregate, elect to purchase all of the Sale Interest, the Selling Party (or its transferee in the case of an Involuntary Transfer) shall not be required to sell to the Purchasing Parties any of the Sale

Interest. In such event, if the Triggering Event was a Third Party Offer, the Selling Party, subject to Section 7.3 hereof, shall be entitled, for a period of ninety (90) days commencing on the expiration of the period described in paragraph (c) above, to sell all (but not less than all) of the Sale Interest, but only (i) to the party that made the Third Party Offer, (ii) on the terms and subject to the conditions of the Third Party Offer, and (iii) provided that the transferee agrees in writing to be bound by the terms and provisions of this Agreement. If the Sale Interest is not so transferred within such 90-day period, then such Third Party Offer shall be deemed to have expired. Such Sale Interest shall not then be transferred except in accordance with this Agreement.

         (g) Payment of Purchase Price Upon Involuntary Transfer. Any purchase price payable upon the occurrence of an Involuntary Transfer shall be payable:
(i) in cash at the closing to the extent of twenty percent (20%) of such purchase price, and (ii) the remainder by the delivery at the closing by each purchaser of a promissory note in such amount. Each such note shall provide for payment of all principal and interest owing thereunder in 60 equal monthly installments commencing on the first day of the first month following the closing and continuing on the first day of each of the next fifty-nine (59) months, with interest accruing on the principal balance remaining unpaid from time to time at the rate of interest publicly announced by Chase Manhattan Bank or its successor as its prime rate as of the date of the closing. Each payment under each such note shall be applied first to accrued but unpaid interest owing thereunder and any remainder in reduction of the principal balance thereof. If any installment of principal or interest owing under any such note is not paid within ten (10) days from the date due, then, at the option of the holder of such note, the entire unpaid principal balance thereof, plus all accrued but unpaid interest thereon, shall become immediately due and payable in full without notice of any kind, presentment or demand for payment, notice of nonpayment, protest and notice of protest being waived. In addition, payments owing under each such note shall be secured by a pledge of the Membership Interest purchased thereby (but such holder shall have no rights with respect thereto, absent a default under each such note or such pledge). All amounts owing under each such note shall be prepayable in whole or in part, at any time and from time to time, without premium or penalty.

         7.3 Tag-Along Right.

         (a) With respect to any proposed sale to a third party of a Sale Interest by any Member pursuant to Section 7.2(f) hereof, each other Member shall have the right with respect to its Membership Interest (the "Tag-Along Right") to require, as a condition to the transfer of the Sale Interest pursuant to this Article VII, the party that made the Third Party Offer to purchase from it a percentage of its Membership Interest not to exceed the percentage that the Sale Interest proposed to be so transferred bears to the aggregate Membership Interest of the Selling Party. Any Membership Interest purchased from a Member pursuant to this Section 7.3 shall be purchased at the same price and upon the same terms and conditions as the Third Party Offer.

         (b) The Tag-Along Right may be exercised by any Member by delivery of a written notice to the Selling Party, the Company, and the other Members (the "Tag-Along Notice") within the period described in paragraph (c) of Section 7.2 hereof. The Tag-Along Notice shall state the percentage of its Membership Interest that the electing Member proposes to sell.

         (c) In the event that the proposed transferee of the Sale Interest does not agree to purchase the requested percentage interests of the other Members who have elected to exercise their Tag-Along Rights in accordance with this
Section 7.3 at the same price and on the same terms and conditions as the Third Party Offer, then the Selling Party shall not be permitted to consummate the proposed sale of the Sale Interest to such transferee. If no Tag-Along Notice is received during the period referred to in Section 7.3(b) above, the Selling Party shall have the right to dispose of the Sale Interest in accordance with the provisions of Section 7.2(f) hereof.

         7.4 Substituted Members. (a) Notwithstanding anything in this Agreement to the contrary, no assignee of a Membership Interest, whether such Person acquired such interest by a Third Party Offer, by an Involuntary Transfer, as a result of the death of a Member, or otherwise, will be admitted as a substituted Member unless such Person first:

         (i) Executes and acknowledges such instruments as the Board deems necessary or appropriate to effectuate such Person's admission;

         (ii) Ratifies and assumes in writing all of the terms of this
Agreement: and

         (iii) Pays all costs incurred by the Company incidental to such Person's admission, including attorneys' fees for evaluation of the proposed admission for conformance with this Agreement, the Act and other applicable law, and preparation of appropriate documentation.

         (b) No Person shall be admitted as a substituted Member if such admission will constitute a violation of any applicable provisions of the Securities Act or any applicable state securities laws. Such admission shall then take effect when the Board has accepted such

Person as a substituted Member and the books and records of the Company reflect such Person as admitted to the Company as a substituted Member.

         7.5 Limitation on all Transfers. Notwithstanding anything in this Agreement to the contrary, no transfer of a Membership Interest, or any portion thereof, shall be made if such transfer, when added to the total of all other transfers within the period of 12 consecutive months prior thereto, would result in the termination of the Company under Code Section 708 (or any successor provision).

         7.6 Incentive Plan. The Company shall establish an Incentive Plan (the "Plan") for key executives of the Company as soon as practicable following the Closing Date. The determination of participants in and allocations pursuant to the Plan shall be in the discretion of the Board. The Plan shall be funded each Fiscal Year by the Company, and shall provide for the payment by the Company of bonuses with respect to each such Fiscal Year for which the Operating Profit of the Company exceeds One Million Five Hundred Thousand Dollars ($1,500,000), in a minimum amount equal to: (i) ten percent (10%) of the Operating Profit of the Company for such Fiscal Year not in excess of Two Million Dollars ($2,000,000),
(ii) fifteen percent (15%) of the Operating Profit of the Company for such Fiscal Year if such Operating Profit is greater than Two Million Dollars ($2,000,000) but less than or equal to Two Million Five Hundred Thousand Dollars ($2,500,000), and (iii) twenty percent (20%) of the Operating Profit of the Company if such Operating Profit is greater than Two Million Five Hundred Thousand Dollars ($2,500,00). The payment of any additional bonuses under the Plan in excess of the minimum amounts set forth in the immediately preceding sentence may (but will not be required to) be made in the sole discretion of the Board of Directors. Bonuses under the Plan shall be paid in April of the year following the applicable Fiscal Year to which such bonuses relate (after audit by the Company's internal audit department or outside auditors).

                                  ARTICLE VIII
                                  ------------

                                SUPPORT SERVICES
                                ----------------

         IPG shall provide to the Company its standard liaison services, provided, however, that legal services, if requested, will be charged back to the Company in an amount which will represent a discount from market rate. In consideration thereof, the Company shall pay to IPG, quarterly in arrears, a management services fee (the "Management Services Fee") equal to 1.53% percent of the Company's Gross Income, as reflected on the audited financial statements of the Company. The parties agree to execute such agreements and other documentation reasonably requested by IPG to further effectuate the provisions of this Article VIII. Other than the auditing and accounting fees referred to in this Agreement, the Management Services Fee and fees for additional services actually rendered by or on behalf of IPG to the Company (including costs relating to the maintenance of health and benefit plans and the Company's share of blanket insurance policies applicable to IPG and its affiliates) and agreed to by the parties, IPG shall not impose any other charges upon the Company. Without limiting the generality of the foregoing, any Company matches to employee benefit plans of the Company shall be the responsibility of the Company and not of IPG.

                                   ARTICLE IX
                                   ----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         9.1 Representations of all Parties. IPG represents and warrants to PAS and P&P, and each of PAS and P&P represents and warrants to IPG, as follows:

         (a) This Agreement has been duly authorized and validly executed and delivered by such party, and is valid and enforceable against such party in accordance with its terms.

         (b) Such party has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

         (c) The execution and delivery of this Agreement by such party do not violate such party's charter or trust documents (as applicable) or Bylaws (if any), any agreement to which such party is a signatory or any governmental law, regulation, order or judgment to which such party is subject.

         9.2 Representations of PAS and P&P. PAS and P&P jointly and severally represent and warrant to IPG and the Company as follows:

         (a) PAS and P&P have delivered to IPG: (i) the audited consolidated balance sheet and statement of operations of BNN Corporation and subsidiaries at December 31, 1996 and for the fiscal year then ended, (ii) the unaudited management operating financial report of PAS and P&P at December 31, 1996 and for the fiscal year then ended, and (iii) the unaudited management operating financial report of PAS and P&P as of March 31, 1997 (the "Balance Sheet Date") and for the two-month period then ended (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition and operating results of PAS and P&P, as appropriate, as of the dates and during the periods indicated therein, subject to normal year-end audit adjustments which are neither individually nor in the aggregate material. As of the Balance Sheet Date, there were no material liabilities or obligations of PAS or P&P of any nature, fixed or contingent, matured or unmatured, which are not shown or provided for on the Financial Statements for such date.

         (b) Since the Balance Sheet Date and other than as contemplated by the Original Agreement in the case of PAS and P&P, and since the date of the Original Agreement in the case of the Company, there has not been:

         (i) Any material change in the assets, liabilities, condition (financial or otherwise), affairs, earnings, business, operations or prospects of PAS, P&P or the Company from that reflected in the Financial Statements at the Balance Sheet Date, except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

         (ii) Any material change, except in the ordinary course of business, in the contingent obligations of PAS, P&P or the Company by way of guaranty or any assurance of performance or payment, endorsement, indemnity, warranty or otherwise;

         (iii) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of PAS, P&P or the Company;

         (iv) Any disposition by PAS, P&P or the Company of any material property or asset other than in the ordinary course of business;

         (v) Any amendment, termination, or waiver by PAS, P&P or the Company of a valuable right or of a material debt owned by or owed to it, except in the ordinary course of business;

         (vi) Any loans made by PAS, P&P or the Company to its employees, officers or directors other than advances of expenses made in the ordinary course of business;

         (vii) Any declaration or payment of any dividend or other distribution of the assets of PAS, P&P or the Company or any direct or indirect redemption, purchase or acquisition of any of the securities of PAS, P&P or the Company.

         (viii) Any material amendment or termination of, or any notice of any proposed material amendment or termination of, any material contract, agreement, plan, lease or license to which PAS, P&P or the Company is a party or by which it may be bound;

         (ix) Any labor organization activity or work stoppage;

         (x) Any other event or condition of any character which has materially and adversely affected the products, technology, business, prospects, condition, affairs, operations, properties or assets of PAS, P&P or the Company;

         (xi) Any material obligation, commitment or liability (whether fixed or contingent, matured or unmatured) incurred or accrued by PAS, P&P or the Company other than obligations, commitments or liabilities incurred in the ordinary course of business;

         (xii) Any material payment, discharge or satisfaction of any liability or obligation (whether fixed or contingent, matured or unmatured) by PAS, P&P or the Company, except in the ordinary course of business;

         (xiii) Any material change in the accounting methods or accounting practices followed by PAS, P&P or the Company or in the depreciation or amortization policies or rates theretofore adopted; or

         (xiv) Any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items.

         (c) As of the date of the Original Agreement in the case of PAS and P&P and as of the date hereof in the case of the Company, in each case as applicable:

         (i) PAS and P&P had, and the Company has, the full corporate power to own or lease their assets and to carry on their businesses as previously conducted;

         (ii) PAS and P&P had, and the Company has good and valid title to the Assets, in each case subject to no Encumbrance (other than any liens for taxes not yet due or which are being contested in good faith and other than the security interest in certain Assets in favor of Henry Siegel Production Employees Pension Plan that had been released as between the parties prior to the date of the Original Agreement but as to which the UCC-3 Termination statements were not filed until April [16], 1997 and the security interest in certain Assets in favor of David Sklaver as to which the parties entered into a Modification and Consent, dated April 9, 1997 (a true and correct copy of which has previously been furnished to IPG), pursuant to which the security interest in any Assets will be released and UCC-3 Termination Statements will be filed upon payment to Mr. Sklaver of Fifty Thousand Dollars ($50,000), which payment PAS and P&P represent and warrant to IPG and the Company will be made on the Closing Date upon receipt of the Downpayment), other than as disclosed in the Financial Statements; there exists no condition which materially interferes with the economic value or use of the Assets and all tangible Assets are in good working condition and repair (subject to ordinary wear and tear) and there are no Assets in By The Way Inc. which relate to the conduct of the businesses of the Company;

         (iii) PAS and P&P owned, or had applied for registration of, all patents, trademarks, service marks, trade names, and copyrights necessary for the conduct of their businesses, all of which are included in the Assets. Attached hereto as Schedule 9.2(c)(iii) is a list of all such patents, trademarks, service marks, trade names and copyrights; and neither PAS nor P&P nor the Company has received any notice of infringement of, or conflict with, asserted rights of others with respect to any such patent, trademark, service mark, trade name, or copyright that, individually or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a material adverse effect upon the business, operations, financial condition, income, prospects, or results of operations, present or prospective, of the Company;

         (iv) PAS and P&P had, and the Company has, taken all reasonable measures to protect and preserve the confidentiality of all trade secrets and other non-patented proprietary information of PAS and P&P included in the Assets, including the procurement of proprietary invention assignments and non-disclosure and non-competition agreements from employees, consultants, subcontractors, customers and other persons who have access to such information; and to the best knowledge of PAS, P&P and the Company, the procedures implemented by them are in conformity with the practices of similarly situated companies in the industry in which they operate;

         (v) Except as set forth on Schedule 9.2(c)(v) hereto, there were and are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending, or, to the best of their knowledge, threatened, against or affecting PAS, P&P or the Company or any of their assets, properties, condition (financial or otherwise), affairs, business, operations or prospects that would, if determined adversely to PAS, P&P or the Company, have a material adverse effect on its financial condition or results of operations;

         (vi) Neither PAS nor P&P was in violation, breach or default of any term of its Certificate of Incorporation or Bylaws, nor is the Company in violation, breach or default of any term of the Original Agreement, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which it is a party, or of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon it or any of its assets or properties;

         (vii) No employee of PAS or P&P was in violation of any term of any employment contract, patent or other proprietary information disclosure or non competition agreement or any other contract or agreement relating to the right of any such employee to be employed by PAS or P&P because of the nature of the business conducted by PAS or P&P or for any other reason, and the continued employment by the Company of the employees of PAS and P&P will not result in any such violation; and

         (viii) The Company does not owe any amount to any of the shareholders, employees, officers or directors of PAS or P&P or the members of their families for money loaned to PAS or P&P.

         (d) Attached hereto as Schedule 9.2(d) is a list of all oral or written agreements, contracts, leases, indebtedness, liabilities and other obligations to which PAS and P&P were a party or by which they were bound which constitute part of the Assets. Copies of such agreements, contracts, leases and documentation evidencing such liabilities and other obligations have been made available to IPG. All of such agreements, contracts and leases are valid, binding and in full force and effect in all material respects. PAS and P&P shall enter into, or shall cause to be entered into, with the Company a sublease agreement permitting the Company to occupy the office space currently occupied by PAS and P&P with respect to the businesses transferred to the Company pursuant to this Agreement on the same terms and conditions as the lease which PAS and P&P currently enjoy for such premises; and PAS and P&P shall use commercially reasonable efforts to assign all other such agreements, contracts and leases to the Company on or after the Closing Date.

         (e) There were and are no Encumbrances with respect to any federal, state, or local municipal property, income, franchise, or payroll or withholding taxes upon any of the assets or properties of PAS, P&P or the Company (other than with respect to any such taxes not yet due and payable).

         (f) Except as set forth on Schedule 9.2(f) hereto, (i) there is no collective bargaining or other union agreement to which PAS, P&P or the Company is a party or by which any of them is bound, or which is currently being negotiated, and (ii) neither PAS, P&P nor the

Company sponsors, maintains or contributes to any pension, retirement, profit sharing, incentive compensation, bonus or other employee benefit plan, including any employee benefit plan covered by Title 4 of the Employee Retirement Income Security Act of 1974 ("ERISA") or any "multi-employer plan" as defined in
Section 4001(a)(3) of ERISA, other than group medical, disability and life insurance plans (which are not subject to ERISA). No employee of PAS, P&P or the Company was or is a party to or bound by any agreement, contract or commitment, or subject to any restrictions in connection with any previous employment of any such person, which materially and adversely affects, or in the future may materially and adversely affect, the business or operations of the Company or the rights of any such person to participate in the affairs of the Company and no employee has given written notice of any present intention of terminating his employment with the Company, and the Company has no present intention of terminating any such employment. Schedule 9.2(f) hereto sets forth a list of all employees of PAS and P&P and of all contracts between PAS or P&P and their employees as of the date of the Original Agreement. It is understood that the employees of the Company will be maintained on the current benefit plans of PAS and P&P until such time as the Members unanimously agree otherwise.

         (g) Schedule 9.2(g) hereto lists all sports and entertainment marketing, consulting, and production and all diversity and event/presence marketing clients serviced by PAS and P&P as of the date of the Original Agreement and serviced by the Company as of the date hereof. None of such clients has indicated its intention to terminate its relationship with the Company, and all of such clients shall become clients of the Company on the Closing Date.

         (h) All of the properties, assets and operations of the Company which are of a character usually insured by persons of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss, damage or liability. All insurance policies that were carried by PAS and P&P on such properties, assets and operations and that are carried by the Company are described in Schedule 9.2(h) hereto. There are no claims currently outstanding under such insurance policies.

         (i) Except as set forth in Schedule 9.2(i) hereto, the Company does not have any obligation, directly or indirectly, to enter into any transaction, including the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any affiliate of PAS or P&P, except in the ordinary course of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm's length transaction with a Person other than an affiliate.

         (j) No representation or warranty in this Agreement or any statement or certificate furnished or to be furnished to IPG pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no fact within the knowledge of PAS or P&P that has not been disclosed herein or in writing by them to IPG that materially adversely affects, or in the future in its reasonable opinion may, insofar as it can now foresee, materially adversely affect the business, properties, assets or condition, financial or otherwise, of the Company.

         9.3 Indemnity. Notwithstanding anything else contained in this Agreement, PAS and P&P shall jointly and severally indemnify IPG from and against any and all claims, losses, judgments, damages, costs and expenses, including reasonable attorneys' fees, costs and disbursements (collectively, "Claims"), arising out of, relating to or in connection with the breach of any representation or warranty made by any of them herein, and any liability of PAS and P&P other than the Liabilities. IPG shall indemnify PAS and P&P from and against any and all Claims arising out of, relating to or in connection with the breach of any representation or warranty made by IPG herein. The indemnities in this Section 9.3 shall expire upon the latter to occur of: (i) three (3) years after the date hereof, and (ii) with respect to tax matters only, the applicable statutes of limitations.

                                    ARTICLE X
                                    ---------

                             LIMITATION OF LIABILITY
                             -----------------------

         10.1 Liability of Members: Enforcement of Obligations. Except to the extent otherwise expressly stated in this Agreement or prescribed under the Act:
(a) the Members shall have no fiduciary or partnership relationship between or among themselves solely by reason of their status as Members, and (b) the rights of each of the Members and the Company to sue for matters and claims arising out of or pertaining to this Agreement shall not be dependent upon the dissolution, winding-up or termination of the Company.

         10.2 Indemnification of Members and Directors.

         (a) Except as provided in Section 10.3, every Person who was or is a party, or who is threatened to be made a party, to any pending, completed or impending action, suit or proceeding of any kind, whether civil, criminal, administrative, arbitrative or investigative (whether or not by or in the right of the Company) by reason of:
(i) being or having been a Member or Director of the Company, (ii) being or having been a member, manager, partner, officer, director or agent of any other entity at the request of the Company, or (iii) serving or having served in a representative capacity for the Company in connection with any corporation, limited liability company, partnership, joint venture, committee, trust, employee benefit plan or other enterprise, shall be indemnified by the Company against all expenses (including reasonable attorneys' fees and expenses), judgments, fines, penalties, awards, costs, amounts paid in settlement and liabilities of all kinds, actually incurred by such Person incidental to or resulting from such action, suit or proceeding to the fullest extent permitted under the Act, without limiting any other indemnification rights to which such Person otherwise may be entitled. The Company may, but shall not be required to, purchase insurance on behalf of such Person against liability asserted against or incurred by such Person in its capacity as a Member or Director of the Company, or arising from such Person's status as a Member or Director, whether or not the Company would have authority to indemnify such Person against the same liability under the provisions of this Section 10.2 or the Act.

         (b) In any claim for indemnification under Section 9.3 or this Section 10.2: (i) the indemnifying Person shall have the right to settle any claim without the prior consent of the Person to be indemnified, provided that such indemnifying Person receives a release from such claim, (ii) the Person to be indemnified may not settle or compromise any such claim without the prior written consent of the indemnifying Person, and (iii) the indemnifying Person may defend such claim with counsel of its own choosing (and in such event, the indemnifying Person shall not be required to pay the expenses of counsel to the indemnified Person). If IPG is the indemnified party with respect to any Claim, then IPG may, by notice to the indemnifying parties, withhold from the payment of the Purchase Price, an amount reasonably determined by IPG to represent the total dollar amount of indemnification payable to the indemnified parties in connection with the Claim in question; and, after final determination of the indemnification payable to the indemnified parties in such Claim, IPG may, at its option, apply such withheld amounts to payment of the indemnifying parties' indemnification obligations with respect to such Claim. Any amounts so withheld (and not otherwise paid to the indemnifying parties) which are determined not to be rightfully payable to the indemnified parties shall be paid over to the indemnifying parties, with interest from the original payment date therefor, calculated at the prime rate as announced from time to time by Chase Manhattan Bank N.A. or its successor entity.

         10.3 Limitation of Liability. Except as otherwise expressly provided in this Agreement, no Member or Director shall have liability to the Company or other Members for damages resulting from such Member's or Director's act or omission which does not constitute fraud, gross negligence or willful misconduct.

         10.4 Qualification of Indemnification and Liability Limitation. (a) The indemnification rights set forth in Section 10.2 and the limitation of liability provided for in Section 10.3 shall not apply to: (i) any Claim by any federal, state or local taxing authority which relates to or is in connection with the allocation of any installment of the Purchase Price or (ii) claims based upon fraud, gross negligence or willful misconduct nor shall such indemnification rights and limitations on liabilities preclude the Company or any

Member from recovery for any loss or damage otherwise covered under any insurance policy or fidelity bonding. Nothing herein shall be deemed to prohibit or limit the Company's right to pay, or obtain insurance covering, the costs (including reasonable attorneys' fees and expenses) to defend an indemnitee, Member or Manager against any such claims, subject to a full reservation of rights to reimbursement in the event of a final adjudication adverse to such indemnitee, Member or Director.

         (b) An indemnitee shall be entitled to recover from an indemnitor all legal costs or expenses, including reasonable attorney's fees and expenses, incurred by such indemnitee to enforce its rights hereunder, or to collect any sums due from the indemnitor hereunder.

                                   ARTICLE XI
                                   ----------

                           DISSOLUTION AND TERMINATION
                           ---------------------------

         11.1 Dissolution of the Company. The Company shall be dissolved on the earlier of the expiration of the term of the Company or upon:

         (a) The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member unless, within ninety (90) days after the occurrence of any such event, all of the remaining Members elect to continue the Company;

         (b) The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member which leaves only one (1) Member remaining, and no additional or substitute Member is admitted to the Company in accordance with this Agreement within ninety (90) days thereafter;

         (c) The expiration of ninety (90) days following the sale or other disposition of all or substantially all of the Company's assets;

         (d) The election by IPG to liquidate the Company if the Company: (i) has incurred a Net Loss of Five Hundred Thousand Dollars ($500,000) in any Fiscal Year, or (ii) as of the end of any Fiscal Year has a cumulative aggregate Net Loss of One Million and Five Hundred Thousand Dollars ($1,500,000) or more, in each case as reflected in the Company's audited financial statements, unless PAS and P&P have offered to purchase IPG's Membership Interest for its liquidation value as determined by an independent appraiser mutually selected by the Members;

         (e) The unanimous election by the Members (made in accordance with the terms of this Agreement) to liquidate the Company; or

         (f) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

         11.2 Winding-up and Dissolution of the Company. Upon the dissolution of the Company pursuant to Section 11.1, the Company's business shall be wound up and its assets liquidated, and the net proceeds of such liquidation shall be applied and distributed as provided in Section 4.8 hereof.

                                   ARTICLE XII
                                   -----------

                      CONDITIONS TO OBLIGATIONS TO PURCHASE
                      -------------------------------------

         12.1 Conditions to IPG Obligations. The obligation of IPG to perform the obligations required to be performed by it under this Agreement shall be subject to the following conditions:

         (a) All representations and warranties contained in this Agreement made by or on behalf of PAS and P&P shall be true and correct in all material respects on the Closing Date as if made on the date thereof; and

         (b) All covenants and obligations contained in this Agreement to be performed by or on behalf of PAS or P&P shall have been fully performed on or prior to the Closing Date; and

         (c) Counsel for the Company shall have delivered an opinion of counsel regarding general corporate matters reasonably satisfactory to IPG; and

         (d) The Company shall have received a commitment from General Motors Corporation ("GM") to appoint the Company as the agency of record for GM's consolidated event marketing programs. Upon a failure of PAS or P&P to meet the requirements of this Section 12.1, then this Agreement shall terminate and IPG shall be under no obligation to PAS, P&P or the Company.

         12.2 Conditions to PAS and P&P Obligations. The obligations of PAS and P&P to perform the obligations required to be performed by them under this Agreement shall be subject to the following conditions:

         (a) All representations and warranties of IPG contained in this Agreement shall be true and correct in all material respects on the Closing Date as if made on the date hereof;

         (b) All covenants and obligations contained in this Agreement to be performed by IPG shall have been fully performed on or prior to the Closing Date;

         (c) The Company shall have executed and delivered to each of PAS and P&P the Assignment and Assumption Agreement; and

         (d) Counsel for IPG shall have delivered an opinion of counsel regarding general corporate matters reasonably satisfactory to PAS and P&P. Upon of a failure of IPG to meet the requirements of this Section 12.2, then this Agreement shall terminate and neither PAS nor P&P shall be under any obligation to IPG or the Company.

         12.3 The Closing. The Closing Date shall be on a date not later than forty-five (45) days following the date hereof, or on such later date as the parties may agree. In addition to the documents referred to in this Article XII, at such closing PAS and P&P shall provide IPG, and IPG shall provide PAS and P&P, with such reasonable closing documentation requested.

                                  ARTICLE XIII
                                  ------------

                                  MISCELLANEOUS
                                  -------------

         13.1 Amendment of Agreement. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing signed by each and every Member.

         13.2 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware.

         13.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

         13.4 Making Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. However, in making proof hereof it shall be necessary to produce only one copy hereof signed by the party to be charged.

         13.5 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms and provisions of this Agreement.

         13.6 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall have any rights, interests, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         13.7 Notices. Any notice to be given to or served upon the Company or any party hereto in connection with this Agreement must be in writing and delivered in person or by telecopy, nationally recognized overnight courier or registered or certified mail, postage prepaid, addressed as follows:

         If to PAS :

                  345 Park Avenue South
                  New York, New York  10010
                  Attn: Bernard Bushkin
                  Telecopy No. (212) 684-0797

         with copies to:

                  Whitman Breed Abbott & Morgan
                  200 Park Avenue
                  New York, New York  10166
                  Attn: Christopher M. Flanagan
                  Telecopy No. (212) 351-3131

                  and

                  Parker Duryee Rosoff & Haft
                  529 Fifth Avenue
                  New York, New York  10017
                  Attn:  Michael D. DiGiovanna
                  Telecopy No. (212) 972-9487

         If to P&P:

                  People & Properties, Inc.
                  345 Park Avenue South
                  New York, New York  10010
                  Attn:  Bernard Bushkin
                  Telecopy No. (212) 684-0797

         with copies to:

                  Whitman Breed Abbott & Morgan
                  200 Park Avenue
                  New York, New York  10166
                  Attn: Christopher M. Flanagan
                  Telecopy No. (212) 351-3131

                  and

                  Parker Duryee Rosoff & Haft
                  529 Fifth Avenue
                  New York, New York  10017
                  Attn:  Michael D. DiGiovanna
                  Telecopy No. (212) 972-9487

         If to IPG:

                  The Interpublic Group of Companies, Inc.
                  1271 Avenue of the Americas
                  New York, New York  10020
                  Attn: Chief Financial Officer
                  Fax No. (212) 399-8130

         with a copy to:

                  The Interpublic Group of Companies, Inc.
                  1271 Avenue of the Americas
                  New York, New York  10020
                  Attn: General Counsel
                  Fax No. (212) 399-8280

Any such notice shall be deemed given when received. Any member or the Company may, at any time by giving five (5) days' prior written notice to the other Members and the Company, designate any other address for itself in substitution of the foregoing address.

         13.8 Publicity. The parties agree not to disclose the existence or terms of this Agreement to third parties, including clients of PAS or P&P, unless the terms of such disclosure have been agreed upon by the parties in advance. The parties shall cooperate in preparing a press release with respect to the transactions contemplated hereby, which shall be subject to the parties' prior approval.

         13.9 Dispute Resolution. (a) The parties hereto shall, and shall cause their designated Directors to, attempt in good faith to resolve any controversy or claim between the parties arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise out of the interpretation of or performance under this Agreement, each party to the dispute will meet at least once, in person or by telephone, on not more than five (5) days notice to meet made by either party, to attempt to resolve the matter.

         (b) If the matter, other than any matter referred to in Section 13.9(d) hereof, has not been resolved by negotiation within ten (10) days of the notice described in Section 13.9(a), the parties shall endeavor to settle the dispute by mediation in accordance with the then current mediation rules of the American Arbitration Association (the "AAA"), with a neutral mediator mutually selected from the approved list of AAA mediators.

         (c) If the mediation is not successful in resolving the dispute within sixty (60) days of the first mediation session or if the party receiving first notice refuses to meet, the parties shall settle such dispute by binding arbitration in New York City conducted expeditiously in accordance with the current AAA arbitration rules by a sole arbitrator. The sole arbitrator shall be a lawyer mutually selected from the approved list maintained by the AAA. If the parties cannot agree on a sole arbitrator, then one shall be chosen by the AAA in accordance with its rules. In deciding the dispute, the arbitrator shall be bound by, and shall faithfully apply, the laws of the State of Delaware, including the laws of evidence but excluding procedural rules. The arbitrator's decision shall be final and binding upon the parties, and the prevailing party may confirm such decision in a court of competent jurisdiction. The costs of mediation and arbitration shall be borne equally by the parties to this Agreement; provided, however, that each party shall pay its own attorneys' fees and expenses.

         (d) Notwithstanding anything contained herein to the contrary, Sections 13.9(b) and (c) of this Agreement shall not apply to any dispute relating to the failure of IPG to make any payment required to be made by it pursuant to Sections 3.2, 3,4, or 3.5 hereof. In the event of any such failure, either or both of PAS and P&P may commence a legal proceeding seeking to compel such payment.

         13.10 Specific Performance. Recognizing that in the event of a breach of this Agreement damages at law would be inadequate, in addition to any other remedies available at law or in equity, any Member shall be entitled to specific performance, by way of restraining order or injunction in any court of competent jurisdiction, to restrain or prevent any such breach.

         13.11 Partition. The Members hereby acknowledge and agree that the assets of the Company will not be suitable for partition; and, accordingly, each Member hereby irrevocably waives any and all rights which it may otherwise have, under the Act or any other applicable law, to maintain any action for partition of such assets.

         13.12 Severability of Provisions. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, and the application of such term or provision, to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

         13.13 Entire Agreement. This Agreement sets forth all (and is intended by the Members to be an integration of all) of the promises, agreements and understandings among the Members with respect to the Company, its business operations and management and all Company assets, and there are no promises, agreements, or understandings, oral or written, express or implied, among them other than as set forth or incorporated herein.

         13.14 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         13.15 Pronouns and Plurals. Whenever the context may require, any pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa. Whenever used herein, the terms "include," "includes" and "including" shall mean to include without limitation.

         13.16 Costs and Expenses. Each party hereto shall bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement, and the transactions contemplated hereby and thereby, including the costs of legal counsel.

         13.17 Allocation Statement. IPG, PAS, and P&P shall cooperate in good faith in the preparation and filing of any initial and supplemental asset acquisition statements required to be filed under Code Section 1060 as a result of the consummation of the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                   THE INTERPUBLIC GROUP OF
                                   COMPANIES, INC.


                                   By: /s/ Barry Linsky
                                       ------------------------------------
                                        Name: Barry Linsky
                                        Title: Senior Vice President

                                     345 PAS SPORTS, INC.


                                     By: /s/ Bernard Bushkim
                                         ----------------------------------
                                           Name: Bernard Bushkim
                                           Title: President


                                    PEOPLE AND PROPERTIES, INC.


                                     By: /s/ Bernard Bushkim
                                         ----------------------------------
                                           Name: Bernard Bushkim
                                           Title: President

                                List of Schedules
                                -----------------


         2.7               -        Members and Percentage Interests
         3.1               -        Assets; Excluded Assets; Liabilities
         6.9               -        Budget, Expense Allocation
         9.2(c)(iii)       -        Trademarks, etc.
         9.2(c)(v)         -        Actions, Suits, Claims, etc.
         9.2(d)            -        Material Contracts and Leases
         9.2(f)            -        Employee Benefits; Employees
         9.2(g)            -        Existing Clients
         9.2(h)            -        Insurance Policies
         9.2(i)            -        Affiliate Obligations

                                  Schedule 2.7
                                  ------------

                        Members and Percentage Interests
                        --------------------------------


Name and Address of Member                             Percentage Interest
--------------------------                             -------------------

The Interpublic Group of Companies, Inc.                        51%
1271 Avenue of the Americas
New York, New York  10020



People and Properties, Inc.                                     48%
345 Park Avenue South
New York, New York  10010



345 PAS Sports, Inc.                                             1%
345 Park Avenue South
New York, New York 10010